For Immediate Release
Contact: Daniel Meyer 780 443-3014 danielmeyer@telusplanet.net

Sky Petroleum Announces Receipt of Subscription Agreements Totaling $2.5 Million in Financing

AUSTIN, Texas, April 6, 2005 - Sky Petroleum, Inc., formerly Seaside Exploration, Inc. (OTC:BB-SKPI), an oil and gas exploration and development company, announced today that it has received executed subscription agreements for the purchase of 5,000,000 shares of SKPI's common stock at $0.50 per share through a private placement totaling $2.5 million. The securities offered by Sky Petroleum have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

In conjunction with the previously announced name change to Sky Petroleum, Inc., the company's OTC:BB trading symbol changed to "SKPI."

As previously announced, the company instituted a 4:1 forward stock-split of all of its outstanding shares of common stock and the price of the private placement ($0.50 per share) is on a post-split basis.

About Sky Petroleum

Sky Petroleum is an oil and gas exploration and development company focused on the aggressive pursuit of opportunities in the global oil and gas industry.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, actual receipt of funds from the investors in the private placement, timing of the receipt of funds from the private placement, total proceeds from the private placement after deducting fees and expenses, Sky Petroleum's ability to enter the oil and gas industry, perceived or actual benefits of the financing or forward stock split, Sky Petroleum's current capital structure and its ability to raise additional capital, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to enter the oil and gas industry, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.